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                                                    EXHIBIT 12


                                             THE ALLSTATE CORPORATION
                                  COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO



(in millions)                                                                  For the Year ended December 31,
                                                           ----------------------------------------------------------------

                                                                2001          2000         1999          1998         1997
                                                             ----------   -----------   ----------   -----------   ----------
1.    Income from continuing operations
      before income taxes, equity in net income
      of unconsolidated subsidiary, dividends on
      redeemable preferred securities of subsidiary
      trusts and cumulative effect of change in
      accounting principle                                      $1,285        $3,047       $3,907        $4,745       $4,434

2.    Dividends from less than 50% owned subsidiary                  -             -            -             1            2
                                                             ----------   -----------   ----------   -----------   ----------

3.    Income from continuing operations before
      income taxes (1+2)                                        $1,285        $3,047       $3,907        $4,746       $4,436
                                                             ----------   -----------   ----------   -----------   ----------

      Fixed Charges:

4.    Interest on indebtedness                                    $248          $229         $129          $118         $100

5.    Interest factor of annual rental expense                      57            50           50            90           80
                                                             ----------   -----------   ----------   -----------   ----------

6.    Total fixed charges  (4+5)                                  $305          $279         $179          $208         $180
                                                             ----------   -----------   ----------   -----------   ----------

7.    Dividends on redeemable preferred securities                  69            63           59            59           59

8.    Total fixed charges and dividends on
      redeemable preferred securities (6+7)                       $374          $342         $238          $267         $239
                                                             ----------   -----------   ----------   -----------   ----------

9.    Income from continuing operations before
      income taxes and fixed charges (3+6)                      $1,590        $3,326       $4,086        $4,954       $4,616
                                                             ==========   ===========   ==========   ===========   ==========

10.   Ratio of earnings to fixed charges (A)                       4.3 X         9.7 X       17.2 X        18.6 X       19.3 X
                                                             ==========   ===========   ==========   ===========   ==========

11.   Interest credited to contractholder funds                 $1,733        $1,503       $1,362        $1,247       $1,209

12.   Total fixed charges including dividends on
      redeemable preferred securities and interest
      credited to contractholder funds (8+11)                   $2,107        $1,845       $1,600        $1,514       $1,448
                                                             ----------   -----------   ----------   -----------   ----------

13.   Income from continuing operations
      before income taxes and fixed charges
      including interest credited to
      contractholder funds (3+6+11)                             $3,323        $4,829       $5,448        $6,201       $5,825
                                                             ==========   ===========   ==========   ===========   ==========

14.   Ratio of earnings to fixed charges,
      including interest credited to
      contractholder Funds (13/12)                                 1.6 X         2.6 X        3.4 X         4.1 X        4.0 X
                                                             ==========   ===========   ==========   ===========   ==========

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(A)   The Company has authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares outstanding and the Company does not have a preferred stock dividend obligation. Therefore, the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed Charges and is not disclosed separately.